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                                                                    EXHIBIT 10.3

                                 RES-CARE, INC.
                             10140 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223
                                December 31, 2002


Ronald G. Geary
603 Flat Rock Road
Louisville, Kentucky 40245

         RE:      EMPLOYMENT AGREEMENT - AMENDMENTS

Dear Ron,

         This letter is in reference to that certain Employment Agreement between Res-Care, Inc. and you ("Employment Agreement"). Any capitalized terms not otherwise specifically defined in this letter agreement shall have the meanings given to them in the Employment Agreement.

         Pursuant to paragraph (b) of Section 3 of the Employment Agreement, Employee is entitled to an increase in Base Salary as of September 15, 2003. Company and Employee have agreed that in lieu of such increase in Base Salary, effective April 23, 2003, the Company shall grant to Employee options to purchase 3,632 shares of Company common stock, at an exercise price based upon the closing sale price of Company common stock as reported on the Nasdaq National Market on such date. Provided Employee is employed by the Company on December 1, 2003, all of such options shall vest and be exercisable on December 1, 2003. Except as otherwise agreed in writing by the Company and you, provided that the Employment Agreement or your employment thereunder is not terminated for any reason, your Base Salary shall continue to be $332,935.20 during the period September 15, 2003 through September 15, 2004.

         Pursuant to paragraph (c) of Section 3 of the Employment Agreement, Employee participates in a program providing for a Cash Bonus. Company and Employee have agreed that the Company may elect to pay all or a portion of any Cash Bonus earned by Employee for any period during the calendar year 2003 and succeeding calendar years in cash and/or options to purchase shares of Company common stock. In the event the Company elects to pay all or a portion of any Cash Bonus so earned by Employee in options to purchase shares of Company common stock, such options shall be issued on the date that the Cash Bonus so earned is payable, at an exercise price based upon the closing sale price of Company common stock as reported on the Nasdaq National Market on such date (or if such date is not a trading date for the Company common stock, on the immediately preceding trading date). All of such options shall vest and be exercisable on the date of grant. Employee has agreed, in consideration for the agreements of the Company in this letter and other good and valuable consideration, to waive the Cash Bonus earned for calendar year 2002.


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Ronald G. Geary
December 31, 2002
Page 2

         The Executive Compensation Committee of the Company's Board of Directors has proposed, and all of the members of the Company's Leadership Team have collectively agreed, that the members of the Company's Leadership Team will consent to the addition of a threshold to their respective bonuses for the calendar year 2003 and all subsequent calendar years. In consideration for the agreement by the other members of the Leadership Team to add such threshold to their respective bonuses, and the sum of $10, the payment of which is tendered to Employee herewith, the Company and Employee agree that Employee shall not earn any Cash Bonus for any calendar year commencing with the calendar year 2003 unless the earnings of the Company and its subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied, for the respective calendar year equal or exceed ninety percent (90%) of the earnings target for the respective calendar year as established by the Company's Board of Directors at the beginning of such calendar year.

         Pursuant to the Company's vacation pay and/or paid time off plans, Employee is entitled to accrue and utilize certain amounts of vacation pay and/or paid time off. Employee agrees that during the period February 1, 2003 through June 30, 2003 (the "Suspension Period"), Employee shall not accrue any amount of vacation pay and/or paid time off and shall not be paid for such time. The amount of such vacation pay and/or paid time off that does not accrue by reason of the immediately preceding sentence shall be hereinafter referred to as the "Waived PTO." In addition, during the Suspension Period, the Employee shall utilize at least forty (40) hours of previously accrued vacation pay and/or paid time off (or if Employee has less than forty (40) hours of previously accrued vacation pay and/or paid time off as of February 1, 2003, such lesser amount) (the "Minimum Amount"). If and to the extent that Employee does not utilize the Minimum Amount, it shall be forfeited and Employee shall not be paid for such amount. In consideration for the agreements of Employee in this paragraph, either:

[/s/ RGG]         The Company shall, effective on March 28, 2003, grant to
                  Employee options to purchase 7,470 shares of Company common stock, at an exercise price based upon the closing sale price of Company common stock as reported on the Nasdaq National
                  Market on such date. All of such options shall vest and be exercisable on March 28, 2003.

[    ]            If the earnings of the Company and its subsidiaries on a
                  consolidated basis, determined in accordance with generally accepted accounting principles consistently applied, for each of the first, second and third quarters of the calendar year
                  2003 equal or exceed the respective earnings targets for each of such quarters as established by the Company's Board of Directors at its meeting on January 6, 2003, fifty percent
                  (50%) of the Waived PTO shall be restored to the Employee on December 31, 2003 and the remaining fifty percent (50%) of the Waived PTO shall be restored to the Employee on January 31, 2004. Such restored amounts shall be eligible for the Company's PTO buy-back plan commencing on the respective dates of restoration.


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Ronald G. Geary
December 31, 2002
Page 3

         Employee must make an election at the time of the Employee's execution of this letter agreement as to which of alternatives above shall be applicable to the Employee by initialing the box adjacent to the alternative selected. Such election is irrevocable and may not be changed.

         If the provisions of the preceding paragraph regarding the waiver and forfeiture of the Employee's vacation pay and/or paid time off create a hardship for Employee, not later than June 30, 2003, Employee may request review of such hardship by the Hardship Committee described on Exhibit A attached hereto. Any such request for hardship review shall be addressed to me.

         All stock options granted as provided in this letter agreement shall be granted pursuant to and, to the extent not expressly inconsistent herewith, governed by the Stock Plan. The number of shares to be issued under such options shall be adjusted in accordance with the terms of the Stock Plan for stock splits, stock dividends, recapitalizations and the like. Any stock options that shall not be vested at the effective date of termination of the Employee's employment by the Company shall expire and any vested options shall expire in accordance with the terms of the Stock Plan.

         Except as otherwise provided herein, the Employment Agreement shall remain unamended and in full force and effect. If the foregoing amendment to the Employment Agreement is acceptable to you, please execute both originals of this letter agreement, return both executed originals to me, and I will execute both originals, add my initials adjacent to your initials above and return one original to you. The provisions of this letter agreement are subject to approval by the Executive Compensation Committee of the Company's Board of Directors.

                                         Sincerely,


                                         /s/ Seymour L. Bryson
                                         ---------------------------------------
                                         Seymour L. Bryson
                                         Chair, Executive Compensation Committee



Agreed to this __ day of May, 2003,
but effective as of December 31, 2002:


/s/ Ronald G. Geary
-------------------------------
Ronald G. Geary